DANAHER CORPORATION

                   NOTE AGREEMENT


            Dated as of November 1, 1992


            $73,500,000 Principal Amount
                 7.15% Senior Notes
                Due December 15, 1999

            $26,500,000 Principal Amount
                 7.63% Senior Notes
                Due December 15, 1999















PPN:  235851 A#  9
PPN:  235851 B*  2

                   TABLE OF CONTENTS


 1.       DESCRIPTION OF NOTES AND
COMMITMENT . . . . . . . . . . . . . . . . . . . . . .1
          1.1  Description of Notes. . . . . . . . . .1
          1.2  Commitment; Closing Date. . . . . . . .2
          1.3  Guaranty; Release . . . . . . . . . . .2

2.        PREPAYMENT OF NOTES. . . . . . . . . . . . .2
          2.1  Required Prepayments. . . . . . . . . .2
          2.2  Optional Prepayments. . . . . . . . . .2
          2.3  Notice of Prepayments . . . . . . . . .3
          2.4  Surrender of Notes on Prepayment or
               Exchange. . . . . . . . . . . . . . . .4
          2.5  Direct Payment and Deemed Date of Receipt4
          2.6  Allocation of Payments. . . . . . . . .5
          2.7  Payments Due on Saturdays, Sundays and
               Holidays. . . . . . . . . . . . . . . .5

3.        REPRESENTATIONS. . . . . . . . . . . . . . .5
          3.1  Representations of the Company. . . . .5
          3.2  Representations of the Purchasers . . 11

4.        CLOSING CONDITIONS . . . . . . . . . . . . 12
          4.1  Representations and Warranties. . . . 12
          4.2  Legal Opinions. . . . . . . . . . . . 12
          4.3  Events of Default . . . . . . . . . . 13
          4.4  Payment of Fees and Expenses. . . . . 13
          4.5  Sale of Notes to Other Purchasers . . 13
          4.6  Guaranty. . . . . . . . . . . . . . . 13
          4.7  Legality of Investment. . . . . . . . 13
          4.8  Private Placement Numbers . . . . . . 13
          4.9  Proceedings and Documents . . . . . . 13

5.        INTERPRETATION OF AGREEMENT. . . . . . . . 13
          5.1  Certain Terms Defined . . . . . . . . 13
          5.2  Accounting Principles.. . . . . . . . 21
          5.3  Valuation Principles. . . . . . . . . 22
          5.4  Direct or Indirect Actions. . . . . . 22

6.        AFFIRMATIVE COVENANTS. . . . . . . . . . . 22
          6.1   Corporate Existence. . . . . . . . . 22
          6.2  Insurance . . . . . . . . . . . . . . 22
          6 . 3     Taxes, Claims for Labor and Materials23
          6.4  Maintenance of Properties . . . . . . 23
          6.5  Maintenance of Records. . . . . . . . 23
          6.6  Financial Information and Reports . . 23
          6.7  Inspection of Properties and Records. 26
          6.8  ERISA . . . . . . . . . . . . . . . . 26
          6.9   Compliance with Laws.. . . . . . . . 26
          6.10 Acquisition of Notes. . . . . . . . . 27
          6.11 Private Placement Number. . . . . . . 27

7.        NEGATIVE COVENANTS . . . . . . . . . . . . 27
          7.1  Net Worth . . . . . . . . . . . . . . 27
          7.2  Fixed Charge Ratio. . . . . . . . . . 27
          7.3  Debt Ratio. . . . . . . . . . . . . . 28
          7.4  Subsidiary Debt . . . . . . . . . . . 28
          7.5  Liens . . . . . . . . . . . . . . . . 28
          7.6  Restricted Payments . . . . . . . . . 29
          7.7  Merger or Consolidation . . . . . . . 30
          7.8  Sale of Assets. . . . . . . . . . . . 30
          7.9  Disposition of Stock of Subsidiaries. 31
          7.10 Transactions with Affiliates. . . . . 31
          7.11      Guaranties . . . . . . . . . . . 31
          7.12 Nature of Business. . . . . . . . . . 31
          7.13 Restrictions on Dividends . . . . . . 32

8.      EVENTS OF DEFAULT AND REMEDIES
THEREFOR . . . . . . . . . . . . . . . . . . . . . . 32
          8.1  Nature of Events. . . . . . . . . . . 32
          8.2  Remedies on Default . . . . . . . . . 34
          8.3  Annulment of Acceleration of  Notes.  34
          8.4  Other Remedies. . . . . . . . . . . . 34
          8.5  Conduct No Waiver; Collection Expenses35
          8.6  Remedies Cumulative . . . . . . . . . 35
          8.7  Notice of Default . . . . . . . . . . 35

9.        AMENDMENTS; WAIVERS AND CONSENTS . . . . . 35
          9.1  Matters Subject to Modification.. . . 35
          9.2  Solicitation of Holders of Notes. . . 36
          9.3  Binding Effect. . . . . . . . . . . . 36

10.       FORM OF NOTES, REGISTRATION,
          TRANSFER, EXCHANGE AND
          REPLACEMENT. . . . . . . . . . . . . . . . 36
          10.1 Form of Notes . . . . . . . . . . . . 36
          10.2 Note Register . . . . . . . . . . . . 37
          10.3 Issuance of New Notes upon Exchange or
               Transfer. . . . . . . . . . . . . . . 37
          10.4 Replacement of Notes. . . . . . . . . 37

11.       MISCELLANEOUS. . . . . . . . . . . . . . . 37
          11.1 Expenses. . . . . . . . . . . . . . . 37
          11.2 Notices . . . . . . . . . . . . . . . 38
          11.3 Reproduction of Documents . . . . . . 38
          11.4      Successors and Assigns . . . . . 38
          11.5      Law Governing. . . . . . . . . . 38
          11.6 Headings. . . . . . . . . . . . . . . 39
          11.7 Counterparts. . . . . . . . . . . . . 39
          11.8 Reliance on and Survival of Provisions39
          11.9 Integration and Severability. . . . . 39

SCHEDULE I - Purchasers and Commitments. . . . . . . 54

ANNEXES

I          Subsidiaries. . . . . . . . . . . . . . . .
II        Liens. . . . . . . . . . . . . . . . . . . .
III       Litigation . . . . . . . . . . . . . . . . .
IV        ERISA Events . . . . . . . . . . . . . . . .

EXHIBITS
A         Form of 7.15% Senior Note Due December 15,
1999
B         Form of 7.63% Senior Note Due December 15,
1999
C         Form of Opinion of Purchasers  Counsel
D         Form of Opinion of Company's Counsel
E         Form of Guaranty Agreement
DANAHER CORPORATION

                         NOTE AGREEMENT


                           Dated as of November 1, 1992


To Each of the Purchasers
Named in Schedule I Hereto


Ladies and Gentlemen:

          DANAHER CORPORATION, a Delaware
corporation (the "Company"), agrees with you as follows:

1.      DESCRIPTION OF NOTES AND
COMMITMENT

          1.1  Description of Notes.  The Company has
authorized the issuance and sale of $100,000,000 aggregate principal amount of its Senior Notes (the "Notes"), to be dated the date of issuance, to bear interest from such date (computed on the basis of a 360-day year comprised of twelve 30-day months), payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1993, and at maturity, at the following rates:
(i) $73,500,000 aggregate principal amount of the Notes (the
"Series A Notes") shall bear interest at the rate of 7.15% per annum prior to maturity and shall bear interest on any overdue principal (including any overdue optional or required prepayment), on any overdue Make-Whole Amount, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 9.15% per annum; and (ii) $26,500,000 aggregate principal amount of the Notes (the "Series B Notes") shall bear interest at the rate of 7.63% per annum prior to maturity and shall bear interest on any overdue principal (including any overdue optional or required prepayment), on any overdue Make-Whole Amount, and (to the extent legally enforceable) on any overdue installment at the rate of 9.63% per annum. The Notes shall be expressed to mature on December 15, 1999 and the Series A Notes and Series B Notes shall be substantially in the forms attached as Exhibits A and B, respectively. The term "Notes" as used herein shall include each Note delivered pursuant to this Note Agreement (the "Agreement") and each Note delivered in substitution or exchange therefor and, where applicable, shall include the singular number as well as the plural. Any reference to you in this Agreement shall in all instances be deemed to include any nominee of yours or any separate account or other person on whose behalf you are purchasing Notes. You and the other purchasers are sometimes referred to herein individually as a "Purchaser" and collectively as the "Purchasers."

          1.2 Commitment; Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes in the aggregate principal amount set forth opposite your name in the attached Schedule I at a price of 100% of the principal amount thereof.

          Delivery of and payment for the Notes shall be made at the offices of Gardner, Carton & Douglas, 321 North
Clark Street, Quaker Tower, Chicago, Illinois 60610, at 9:00 a.m., Chicago Time, on December 15, 1992 (the "Closing Date"). The
Notes shall be delivered to you in the form of one or more Notes in fully registered form, issued in your name or in the name of your nominee. Delivery of the Notes to you on the Closing Date shall be against payment of the purchase price thereof in Federal funds or other funds in U.S. dollars immediately available at Bankers Trust, One Bankers Trust Plaza, New York, New York, A.B.A. No. 021001033, for deposit in the Company's Account No. 50194704.
If on the Closing Date the Company shall fail to tender the Note to you, you shall be relieved of all remaining obligations under this Agreement. Nothing in the preceding sentence shall relieve the Company of any liability occasioned by such failure to deliver the Note. The funding and other obligations of the Purchasers under this Agreement shall be several and not joint.

          1.3  Guaranty; Release.  The Notes will be
guaranteed by each Material Subsidiary pursuant to the Guaranty.
In the event any Material Subsidiary has been released from its guaranty under or pursuant to the Credit Agreement the Company will promptly notify you of such release and, upon delivery by the Company to you of evidence reasonably satisfactory to you that such Material Subsidiary has been so released, you agree to release such Material Subsidiary from its obligations under the Guaranty.
In the event any other Subsidiary shall at any time guarantee all or any portion of Indebtedness or any other obligation (contingent or otherwise) of the Company outstanding under the Credit
Agreement, the Company shall cause such Subsidiary to contemporaneously guarantee the Notes and become a party to the Guaranty.

2.      PREPAYMENT OF NOTES

          2.1  Required Prepayments.  In addition to
payment of all outstanding principal of the Notes at maturity and regardless of the amount of Notes which may be outstanding from time to time, the Company shall prepay and there shall become due and payable on December 15 in each year, $14,700,000 of the principal amount of the Series A Notes or such lesser amount as would constitute payment in full on the Notes, commencing December 15, 1995 and ending December 15, 1998, inclusive, with the remaining principal payable on December 15, 1999. Each such prepayment shall be at a price of 100% of the principal amount prepaid, together with interest accrued thereon to the date of prepayment. There shall be no mandatory prepayments on the Series B Notes.

          2.2  Optional Prepayments.   (a) Upon notice as
provided in Section 2.3, the Company may prepay the Notes, in whole or in part, at any time, in an amount not less than $1,000,000, an integral multiple of $100,000 in excess thereof or such lesser amount as shall constitute payment in full of the Notes. Each such prepayment shall be at a price of 100% of the principal amount to be prepaid, plus interest accrued thereon to the date of prepayment, plus the Make-Whole Amount.

          (b)  Upon the effective date of a Change of
Control, the Company shall immediately and in any event not later than 5 calendar days after such date, give written notice to each holder of a Note of the Change of Control, accompanied by a certificate of an authorized officer of the Company specifying the nature of the Change of Control. Such notice shall (i) contain the written, irrevocable offer of the Company to prepay, on a date specified in such notice which shall be not less than 30 or more than 45 calendar days after the effective date of such Change of Control, the entire principal amount of the Notes held by each holder at a price equal to 100% thereof, plus interest accrued thereon to the date of prepayment, plus the Make-Whole Amount,
(ii) state that notice of acceptance of the Company's offer to prepay under this Section 2.2(b) must be delivered to the Company not later than 10 calendar days prior to the date fixed for prepayment, and (iii) contain the information specified in clauses (iii), (iv) and
(v) of the first sentence of Section 2.3. Upon receipt by the Company of such notice of acceptance from any holder, but subject to the following sentence, the aggregate principal amount of Notes held by such holder plus the interest accrued thereon plus the Make-Whole Amount shall become due and payable on the day specified in the Company's notice. Not earlier than 7 calendar days prior to the date fixed for prepayment, the Company shall give written notice to each holder of those holders, and the principal amount of Notes held by each, who have given notices of acceptance of the Company's offer, and thereafter any holder may change its response to the Company's offer by written notice to such effect delivered to the Company not less than 3 business days prior to the date fixed for prepayment. Promptly following the day on which the Company first learns of a proposed Change of Control the Company will give notice thereof to the holders of Notes, which notice shall include the estimated date (if known) on which such Change of Control may occur.

          (c) Any optional prepayment of less than all of the Series A Notes outstanding pursuant to Section 2.2(a), Section 2.2(b) or Section 7.8 shall be applied to reduce, pro rata, the prepayments and payment at maturity required by Section 2.1.

          (d)  Except as provided in Section 2.1, Section
7.8 and this Section 2.2, the Notes shall not be prepayable in whole or in part.

          2.3 Notice of Prepayments. The Company shall give notice of any optional prepayment of the Notes pursuant to
Section 2.2(a) to each holder of the Notes not less than 30 days nor more than 60 days before the date fixed for prepayment, specifying
(i) such date, (ii) the principal amount of the holder's Notes to be prepaid on such date, (iii) the Determination Date for calculating the Make-Whole Amount, (iv) a calculation of the estimated amount of the Make-Whole Amount showing in detail the method of calculation and (v) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the Make-Whole Amount, if any, and accrued interest thereon shall become due and payable on the prepayment date.

          The Company also shall give notice to each holder of the Notes to be prepaid pursuant to Section 2.2(a) or (b) or
Section 7.8 by telecopy, telegram, telex or other same-day written communication, confirmed by notice delivered by overnight courier, as soon as practicable but in any event no less than 2 business days prior to the prepayment date, of the Make-Whole Amount applicable to such prepayment and the details of the calculations used to determine the amount of such Make-Whole Amount.

          In the event of a miscalculation of the Make-Whole Amount that results in an additional amount due to holders of the Notes in respect thereof, such additional amount shall be payable not later than 2 business days following notice to the Company by any holder of the Notes.

          2.4  Surrender of Notes on Prepayment or
Exchange. Subject to Section 2.5, upon any partial prepayment of a Note pursuant to this Section 2 or partial exchange of a Note pursuant to Section 10.3, such Note may, at the option of the holder thereof, (i) be surrendered to the Company pursuant to
Section 10.3 in exchange for a new Note or Notes of the same series equal to the principal amount remaining unpaid on the surrendered Note, or (ii) be made available to the Company, at the Company's principal office, for notation thereon of the portion of the principal so prepaid or exchanged. In case the entire principal amount of any Note is prepaid or exchanged, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of such Note.

          2.5  Direct Payment and Deemed Date of
Receipt. Notwithstanding any other provision contained in the Notes or this Agreement, the Company will pay all sums becoming due on each Note held by you or any subsequent Institutional
Holder by wire transfer of immediately available funds to such account as you or such subsequent Institutional Holder have designated in Schedule I, or as you or such subsequent Institutional Holder may otherwise designate by notice to the Company, in each case without presentment and without notations being made thereon, except that any such Note so paid or prepaid in full shall be surrendered to the Company for cancellation. Any wire transfer shall identify such payment in the manner set forth in Schedule I and shall identify the payment as principal, Make-Whole Amount, if any, and/or interest. You and any subsequent Institutional Holder of a Note to which this Section 2.5 applies agree that, before selling or otherwise transferring any such Note, you or it will make a notation thereon of the aggregate amount of all payments of principal theretofore made and of the date to which interest has been paid and, upon written request of the Company, will provide a copy of such notations to the Company. Any payment made pursuant to this Section 2.5 shall be deemed received on the payment date only if received before 11:00 A.M., Chicago time. Payments received after 11:00 A.M., Chicago time, shall be deemed received on the next succeeding business day.

          2.6 Allocation of Payments. In the case of a prepayment pursuant to Section 2.1, if less than the entire principal amount of all of the Series A Notes outstanding is to be paid, the Company will prorate the aggregate principal amount to be prepaid among the outstanding Series A Notes in proportion to the unpaid principal amounts thereof. In the case of a prepayment pursuant to
Section 2.2(a), if less than the entire principal amount of all the Notes of both series outstanding is to be paid, the Company will prorate the aggregate principal amount to be paid between the Series A and Series B Notes in proportion to the aggregate unpaid principal amounts thereof and among the outstanding Notes of each series in proportion to the unpaid principal amounts thereof.

          2.7  Payments Due on Saturdays, Sundays and
Holidays. In any case where the date of any required prepayment of the Notes or any interest payment date on the Notes or the date fixed for any other payment of any Note or exchange of any Note is a Saturday, Sunday or a legal holiday or a day on which banking institutions in the United States of America generally are au-thorized by law to close, then such payment, prepayment or ex-change need not be made on such date but may be made on the next succeeding business day which is not a Saturday, Sunday or a legal holiday or a day on which banking institutions in the United States of America generally are authorized by law to close, with the same force and effect as if made on the due date.

3.      REPRESENTATIONS

          3.1  Representations of the Company.  As an
inducement to, and as part of the consideration for, your purchase of the Notes pursuant to this Agreement, the Company represents and warrants to you as follows:

          (a)  Corporate Organization and Authority.  The
Company is a solvent corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, to enter into and perform the Agreement and to issue and sell the Notes as contemplated in the Agreement.

          (b) Qualification to Do Business. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary, except for jurisdictions, individually or in the aggregate, where the failure to be so licensed or qualified could not be reasonably expected to have a Material Adverse Effect.

          (c)  Subsidiaries.  The Company has no
Subsidiaries except those listed in the attached Annex I, which correctly sets forth the jurisdiction of incorporation and the percentage of the outstanding Voting Stock or equivalent interest of each Subsidiary which is owned, of record or beneficially, by the Company and/or one or more Subsidiaries. Each Subsidiary which is a Material Subsidiary and each Subsidiary which is a guarantor under the Credit Agreement is so designated in Annex I. Each Subsidiary has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly licensed or qualified and in good standing as a foreign corporation in each other jurisdiction where the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary, except for jurisdictions, individually or in the aggregate, where the failure to be so licensed or qualified could not be reasonably expected to have a Material Adverse Effect. Each Subsidiary has full corporate power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, except for instances, individually or in the aggregate, where the failure to have such power and authority could not be reasonably expected to have a Material Adverse
Effect.  The Company and each Subsidiary have good and market-

able title to all of the shares they purport to own of the capital stock of each Subsidiary, free and clear in each case of any Lien, except as otherwise disclosed in the attached Annex II and except, with respect to Subsidiaries other than Material Subsidiaries, for defects or liens which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and all such shares have been duly issued and are fully paid and nonassessable.

          (d)  Financial Statements. The consolidated
balance sheets of the Company and its Subsidiaries as of December 31, 1987, 1988, 1989, 1990 and 1991, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years ended on such dates, accompanied by the reports and unqualified opinions of Arthur Andersen & Co., independent public accountants, copies of which have heretofore been delivered to you, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise noted therein) and present fairly the consolidated financial condition of the Company and its Subsidiaries of such dates and their consolidated results of operations and cash flows for the years then ended. The unaudited condensed consolidated balance sheets of the Company and its Subsidiaries as of June 26, 1992 and December 31, 1991 and the related unaudited condensed consolidated statements of earnings for the three months and six months, and cash flows for the six months, ended June 26, 1991 and June 26, 1992, copies of which have heretofore been delivered to you, were, and the comparable financial statements as of and for the periods ended September 25, 1992 to be delivered to you prior to the Closing Date will be, prepared in accordance with generally accepted accounting principles and present or will present fairly the consolidated financial condition of the Company and its Subsidiaries as of such dates and the consolidated results of their operations and changes in their cash flows for the periods then ended.

          (e)  No Contingent Liabilities or Adverse
Changes. Neither the Company nor any of its Subsidiaries has any contingent liabilities which, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole, other than as indicated in the most recent audited and unaudited financial statements described in the foregoing paragraph (d) of this Section 3.1, and, except as set forth in such financial statements or the Company's Quarterly Report on Form 10-Q for the period ended June 26, 1992, since December 31, 1991, there have been no changes in the condition, financial or otherwise, of the Company and its Subsidiaries except changes occurring in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse.

          (f)  No Pending Litigation or Proceedings.
Except as disclosed in Note 10 of the Notes to the most recent audited financial statements referred to in the foregoing paragraph
(d) and in the attached Annex III, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threat-ened against or affecting the Company or any of its Subsidiaries, at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which might reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

          (g)  Compliance with Law.  (i) Neither the
Company nor any of its Subsidiaries is:   (x) in default with respect
to any order, writ, injunction or decree of any court to which it is a named party; or (y) in default under any law, rule, regulation, ordinance or order relating to its or their respective businesses, the sanctions and penalties resulting from which defaults described in clauses (x) and (y) might reasonably be expected to have a Material Adverse Effect.

               (ii) Neither the Company nor any
Subsidiary nor any Affiliate of the Company is an entity defined as a "designated national" within the meaning of the Foreign Assets Control Regulations, 31 C.F.R. Chapter V, or is in violation of, any Federal statute or Presidential Executive Order, or any rules or regulations of any department, agency or administrative body promulgated under any such statute or Order, concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property and no restriction or prohibition under any such statute, Order, rule or regulation has a Material Adverse Effect.

          (h) Pension Reform Act of 1974. Neither the purchase of the Notes by you nor the consummation of any of the other transactions contemplated by this Agreement is or will constitute a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. The Company and each ERISA Affiliate are in substantial compliance with all applicable provisions and requirements of ERISA with respect to each Employee Benefit Plan, and have substantially performed all their obligations under each Employee Benefit Plan. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Employee Benefit Plan or its assets liability for which would constitute a Material Adverse Effect, and, to the best knowledge of Company, no facts exist which could give rise to any such actions, suits or claims. Except as disclosed in the attached Annex IV, within the period of five years ending on the Closing Date, no ERISA Event has occurred, there is no unpaid liability of Company or any ERISA Affiliate that arose in connection with any ERISA Event that occurred prior to such five-year period and no ERISA Event is reasonably expected to occur with respect to any Employee Benefit Plan.

          (i)  Title to Properties.  The Company and its
Subsidiaries have good, sufficient and legal title to all the property and assets reflected in the most recent audited consolidated balance sheet described in the foregoing paragraph (d) of this Section 3.1 or subsequently acquired by the Company or any Subsidiary (except as sold or otherwise disposed of in the ordinary course of business), free from all Liens or defects in title except those permitted by Section 7.5.

          (j) Leases. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases under which they are a lessee or are operating, except for leases the termination of which, individually or in the aggregate, will not have a Material Adverse Effect.

          (k)  Franchises, Patents, Trademarks and Other
Rights. The Company and its Subsidiaries have all franchises, permits, licenses and other authority necessary to carry on their businesses as now being conducted and are not in default there-

under, except for such franchises, permits, licenses or other authority and defaults which, individually and in the aggregate, do not and will not have a Material Adverse Effect. The Company and its Subsidiaries own or possess all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of their businesses, without any known conflict with the rights of others which might have, individually or in the aggregate, a Material Adverse Effect.

          (1)  Authorization.  This Agreement and the
Notes have been duly authorized on the part of the Company and the Agreement does, and the Notes when issued will, constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent that enforcement of the Notes may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in equity or at law. The sale of the Notes and compliance by the Company with all of the provisions of this Agreement and of the Notes (i) are within the corporate powers of the Company,
(ii) have been duly authorized by proper corporate action, (iii) are legal and will not violate any provisions of any law or regulation or order of any court, governmental authority or agency and (iv) will not result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien on any property of the Company or any Subsidiary under the provisions of, any charter document, by-law, loan agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their property may be bound. The Guaranty has been duly authorized on the part of each Material Subsidiary and when duly executed and delivered will constitute the legal, valid and binding obligation of each Material Subsidiary, en-

forceable in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in equity or at law. Compliance by each Material Subsidiary with all of the provisions of the Guaranty (i) is within its corporate powers, (ii) has been duly authorized by proper corporate action, (iii) is legal and will not violate any provisions of any law or regulation or order of any court, governmental authority or agency and (iv) will not result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien on any property of such Material Subsidiary under the provisions of, any charter document, bylaw, loan agreement or other agreement or instrument to which such Material Subsidiary is a party or by which it or its property may be bound.

          (m) No Defaults. No event has occurred and no condition exists which, upon the issuance of the Notes, would constitute a Default or an Event of Default under this Agreement. Neither the Company nor any Subsidiary is in default under any charter document, by-law, loan agreement or other agreement or instrument to which it is a party or by which it or its property may be bound, except for defaults the consequences of which, indi-

vidually and in the aggregate, do not and will not have a Material
Adverse Effect.

          (n) Governmental Consent. Neither the nature of the Company or any of its Subsidiaries, their respective businesses or properties, nor any relationship between the Company or any of its Subsidiaries and any other Person, nor any circumstances in connection with the offer, issue, sale or delivery of the Notes is such as to require a consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, any governmental authority on the part of the Company or any Material Subsidiary in connection with the execution and delivery of this Agreement or the Guaranty or the offer, issue, sale or delivery of the Notes.

          (o) Taxes. All income tax returns and all other material tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary, or upon any of their respective prop-

erties, income or franchises, which are due and payable, have been paid timely or within appropriate extension periods or contested in good faith by appropriate proceedings and the collection thereof has been stayed by the applicable governmental authority during the period of the contest, except for such filings and nonpayments which, individually and in the aggregate, do not and will not have a Material Adverse Effect. The Company does not know of any proposed additional tax assessment against it or any Subsidiary for which adequate provision has not been made on its books. The statute of limitations with respect to Federal income tax liability of the Company and its Subsidiaries has expired for all taxable years up to and including the taxable year ended December 31, 1987
(except with respect to utilization of tax loss carryforwards) and no material controversy in respect of additional taxes due since such date is pending or, to the Company's knowledge, threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years and for the current fiscal period.

          (p)  Status under Certain Statutes.  Neither the
Company nor any Subsidiary is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary com-

pany," as such terms are defined in the Public Utility Holding
Company Act of 1935, as amended, or (ii) a "public utility" as defined in the Federal Power Act, as amended, or (iii) an "in-

vestment company" or an "affiliated person" thereof or an "af-

filiated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

          (q)  Private Offering.  Neither the Company, BT
Securities Corporation nor The First National Bank of Chicago (the only Persons authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering of the Notes or any similar security of the Company) has offered any of the Notes or any similar security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than not more than 76 institutional investors, including the Purchasers, each of whom was offered all or a portion of the Notes at private sale for investment. Neither the Company nor anyone acting on its authorization will offer the Notes or any part thereof or any similar securities for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act.

          (r)  Effect of Other Instruments.  Neither the
Company nor any Subsidiary is bound by any agreement or instrument or subject to any charter or other corporate restriction which (i) in any way materially restricts Company's ability to perform its obligations under this Agreement or the Notes or any Subsidiary's ability to pay dividends or make advances to the Company or to perform under the Guaranty or (ii) has a Material Adverse Effect.

          (s)  Use of Proceeds.  The Company will
initially apply the net proceeds from the sale of the Notes to repay Indebtedness to banks, and thereafter for working capital and general corporate purposes and for possible future acquisitions.
None of the transactions contemplated in this Agreement
(including, without limitation thereof, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System (12 C.F.R.
Chapter II). Neither the Company nor any Subsidiary owns or presently intends to carry or purchase any "margin stock" within the meaning of Regulation G, and none of the proceeds from the sale of the Notes will be used to purchase or carry or refinance any borrowing the proceeds of which were used to purchase or carry any "margin stock" or "margin security" in violation of Regulations
G, T, U or X.

          (t) Condition of Property. All of the facilities of the Company and its Subsidiaries are in sound operating condition and repair except for facilities being repaired in the ordinary course of business or facilities which individually or in the aggregate are not material to the Company and its Subsidiaries, taken as a whole.

          (u) Books and Records. The Company and each of its Subsidiaries (i) maintain books, records and accounts in reasonable detail which accurately and fairly reflect their respective transactions and business affairs, and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management's general or specific authorization and to permit preparation of financial statements in accordance with generally accepted accounting principles.

          (v)  Full Disclosure.  Neither the Private
Placement Memorandum dated July 1992 (including the attachments and enclosures), the financial statements referred to in paragraph (d) of this Section 3.1, nor this Agreement, nor any other written statement or document furnished by the Company to you in connection with the negotiation of the sale of the Notes, taken together, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. There is no fact (exclusive of general economic, political or social conditions or trends) particular to the Company and known by the Company which the Company has not disclosed to you in writing and which has a Material Adverse Effect on or, so far as the Company can now foresee, will have a Material Adverse Effect.

          (w) Environmental Compliance. The operations of the Company and each Subsidiary (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws non-compliance with which could have a Material Adverse Effect; the Company and each of its Subsidiaries have obtained all permits under Environmental Laws necessary to their respective operations, and all such permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all material terms and conditions of such permits non-compliance with which could have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has any liability (contingent or otherwise) in connection with any Release of any Hazardous Materials by the Company or any of its Subsidiaries or the existence of any Hazardous Material on, under or about any Facility that could give rise to an Environmental Claim that could have a Material Adverse Effect.

          (x) Solvency of the Material Subsidiaries. To the best knowledge and belief of the Company, after due and diligent inquiry, and after giving effect to the transactions contemplated herein, (i) the present fair salable value of the assets of each material Subsidiary is in excess of the amount that will be required by each Material Subsidiary to pay its respective probable liability on its existing debts as such debts become absolute and matured, (ii) the property remaining in the hands of each Material Subsidiary is not an unreasonably small amount of capital, and (iii) each Material Subsidiary is able to pay, and does not intend to take or fail to take any action such that it will be unable to pay, its debts as they mature.

          (y) Antitrust Compliance. There is no action or proceeding pending or, to the Company's knowledge, contemplated by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission that involves or would involve the Company or any Subsidiary.

          3.2  Representations of the Purchasers.  You
represent, and in entering into this Agreement the Company understands, that you are acquiring Notes for your own account and not with a view to any distribution thereof; provided that the disposition of your property shall at all times be and remain within your control, subject, however, to compliance with Federal securities laws. You acknowledge that the Notes have not been registered under the Securities Act and you understand that the Notes must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. You have been advised that the Company does not contemplate registering, and is not legally required to register, the Notes under the Securities Act.

          You further represent that either: (i) no part of the funds to be used by you to purchase the Notes will constitute assets allocated to any separate account maintained by you; or (ii) no part of the funds to be used by you to purchase the Notes will constitute assets allocated to any separate account maintained by you such that the application of such funds will constitute a prohibited transaction under Section 406 of ERISA; or (iii) all or a part of such funds will constitute assets of one or more separate accounts maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts as of the date of such purchase and the Company has advised you in writing that the Company is not a party-in-interest nor are the Notes employer securities with respect to the particular employee benefit plans disclosed to the Company by you as aforesaid (for the purpose of this clause (iii), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan). As used herein, the terms
"separate account," "party-in-interest," "employer securities," and "employee benefit plan" have the meanings assigned to them in ERISA.

4.      CLOSING CONDITIONS

          Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder, which are to be performed at or prior to the time of delivery of the Notes, and to the following conditions to be satisfied on or before the Closing Date:

          4.1  Representations and Warranties.  The
representations and warranties of the Company contained in this Agreement or otherwise made in writing in connection herewith shall be true and correct on or as of the Closing Date and the Company shall have delivered to you a certificate to such effect, dated the Closing Date and executed by the president, the chief financial officer, chief accounting officer or treasurer of the Company.

          4.2  Legal Opinions. You shall have received
from Gardner, Carton & Douglas, who is acting as your special counsel in this transaction, and from Piper & Marbury, counsel for the Company, their respective opinions, dated such Closing Date, in form and substance satisfactory to you and covering substantially the matters set forth or provided in the attached Exhibits C and D.

          4.3  Events of Default.  No event shall have
occurred and be continuing on the Closing Date which would constitute a Default or an Event of Default, and the Company shall have delivered to you a certificate to such effect, dated the Closing Date and executed by the president, the chief financial officer, chief accounting officer or treasurer of the Company.

          4.4  Payment of Fees and Expenses.  The
Company shall have paid all reasonable fees, expenses, costs and charges, including the reasonable fees and expenses of Gardner, Carton & Douglas, your special counsel, incurred by you through the Closing Date and incident to the proceedings in connection with, and transactions contemplated by, this Agreement and the Notes.

          4.5  Sale of Notes to Other Purchasers.  The
Company shall have consummated the sale of the entire
$100,000,000 principal amount of the Notes to be sold on the Closing Date pursuant to this Agreement.

          4.6 Guaranty. Each Material Subsidiary shall have executed and delivered the Guaranty.

          4.7 Legality of Investment. Your acquisition of the Notes shall constitute a legal investment as of the Closing Date under the laws and regulations of each jurisdiction to which you may be subject (without resort to any "basket" or "leeway" provision which permits the making of an investment without restrictions as to the character of the particular investment being made), and such acquisition shall not subject you to any penalty or other onerous condition in or pursuant to any such law or regu-

lation; and you shall have received such certificates or other evidence as you may reasonably request to establish compliance with this condition.

          4.8  Private Placement Numbers.  Private
placement numbers with respect to the Series A Notes and the Series B Notes shall have been issued by Standard & Poor's
Corporation.

          4.9  Proceedings and Documents.  All
proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation of such transactions shall be satisfactory in form and substance to you and your special counsel, and you and your special counsel shall have received copies (executed or certified as may be appropriate) of all legal documents or proceedings which you and they may reasonably request.

5.      INTERPRETATION OF AGREEMENT

          5.1  Certain Terms Defined.  The terms
hereinafter set forth when used in this Agreement shall have the following meanings:

          Affiliate - Any Person (other than a Wholly-Owned Subsidiary) (i) who is a director or executive officer of the Company or any Subsidiary, (ii) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (iii) which beneficially owns or holds securities representing 5% or more of the combined voting power of the Voting Stock of the Company or any Subsidiary or (iv) securities representing 5% or more of the combined voting power of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          Agreement - As defined in Section 1.1.

          business day - Any day, other than Saturday, Sunday or a legal holiday or any other day on which banking institutions in the United States of America generally are authorized by law to close.

          Capitalized Lease - Any lease the obligation for Rentals with respect to which, in accordance with generally accepted accounting principles, would be required to be capitalized on a balance sheet of the lessee or for which the amount of the asset and liability thereunder, as if so capitalized, would be required to be disclosed in a note to such balance sheet.

          CERCLA - The Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as now or hereafter amended, and any successor to such law.

          Change of Control - The acquisition, through purchase or otherwise, by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) who is or becomes a "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act) of shares of Voting Stock of the Company which in the aggregate exceed by one the number of shares of Voting Stock of the Company then "beneficially owned" (as such term is defined in the aforesaid Rule 13d-3) collectively by Steven M. Rales and Mitchell P. Rales.

          Closing Date - As defined in Section 1.2.

          Code - The Internal Revenue Code of 1986, as amended.

          Consolidated Debt - The consolidated Debt of the Company and its Subsidiaries, other than Debt of a Subsidiary to the Company or another Wholly-Owned Subsidiary and Debt of the Company to a Wholly-Owned Subsidiary, determined, except as so provided, in accordance with generally accepted accounting principles.

          Consolidated Income Available for Fixed Charges -
For any period, the sum of (i) Consolidated Net Income, plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any Federal, state, or other income taxes made by the Company and its Subsidiaries during such period plus (iii)
Fixed Charges.

          Consolidated Net Income - For any period, the consolidated net income (or deficit) of the Company and its Subsidiaries after deducting, without duplication, all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all de-

termined in accordance with generally accepted accounting prin-

ciples and after deducting portions of income properly attributable to outstanding minority interests, if any, in Subsidiaries; provided, however, that there shall be excluded (i) any income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or merges into or consolidates with the Company or a Subsidiary, (ii) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any Subsidiary has any ownership interest
(except that any such income actually received by the Company or such Subsidiary in the form of cash dividends or similar distributions shall be included without limitation), (iii) any gains or losses, or other income, properly classified as extraordinary in accordance with generally accepted accounting principles and (iv) any gains or losses, or other income, characterized as non-recurring in the financial statements delivered pursuant to Section 6.

          Consolidated Net Worth - The sum of consolidated stockholders' equity and, without duplication, outstanding non-

redeemable preferred stock of the Company determined in accordance with generally accepted accounting principles.

          Consolidated Total Assets - The total assets of the
Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

          Consolidated Total Capitalization - The sum of
Consolidated Net Worth and Consolidated Debt.

          Credit Agreement - The Credit Agreement dated as of September 7, 1990 among the Company, the financial institutions listed therein and Bankers Trust Company, as Agent, as amended from time to time, and any similar agreement entered into by the Company in replacement or substitution therefor or in connection with a refinancing thereof.

          Debt - (i) All Indebtedness for borrowed money, (ii) all Capitalized Leases and (iii) all Guaranties of Debt of other
Persons.

          Default - Any event which, with the lapse of time or the giving of notice, or both, would become an Event of Default.

          Determination Date - The day 3 business days before the date fixed for a prepayment pursuant to Section 2.2(a) or
(b) or Section 7.8 or the date of declaration pursuant to Section 8.2.

          Employee Benefit Plan - Any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, which is maintained for employees of the Company or any of its ERISA Affiliates.

          Environmental Claim - Any notice of violation, claim, demand, abatement order or other order by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence of a Release
(whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Material in, into or onto the environment at, in, by, from or related to any Facility, (ii) the use, handling, transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of any Facility, or (iii) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, permits, licenses or authorizations of or from any governmental authority, agency or court relating to environmental matters connected with the Facilities.

          Environmental Laws - All laws relating to environmental matters, including, without limitation, those relating to (i) fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials and to the generation, use, storage, transportation, or disposal of Hazardous Materials, in any manner applicable to the Company or any of its Subsidiaries or any or their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensatiorn, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U. S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the
Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), and the Emergency Planning and Community Right-to-Know Act (42
U.S.C. Section 11001 et seq.), and (ii) environmental protection, including, without limitation, the National Environmental Policy
Act (42 U.S.C. Section 4321 et seq.), and comparable state laws, each as amended or supplemented, and any similar or analogous local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

          ERISA - The Employee Retirement Income Security
Act of 1974, as amended from time to time and any successor statute.

          ERISA Affiliate - The Company and (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which the Company is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which the Company is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or
(o) of the Code of which the Company, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

          ERISA Event - (i) The occurrence of a reportable event within the meaning of Section 4043 of ERISA (other than a reportable event as to which the requirement for thirty-day notice to the PBGC has been waived) with respect to any Pension Plan,
(ii) failure with respect to any Pension Plan to meet the minimum funding standard of Section 412 of the Code or of Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA; (iii) the provision by the administrator of any Pension Plan of a notice of intent to terminate such plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA) if such termination would result in liability that would constitute a Material Adverse Effect; (iv) the withdrawal by the Company or any ERISA Affiliate from a Pension Plan during a plan year for which it was a "substantial employer" within the meaning of Section 4001(a)(2) of ERISA resulting in liability of any such entity pursuant to Section 4062(e) or 4063 of ERISA which constitutes a Material Adverse Effect; (v) the institution by the PBGC of proceedings to terminate a Pension Plan, or for the appointment of a trustee to administer a Pension Plan, pursuant to
Section 4042 of ERISA; (vi) the withdrawal by the Company or any ERISA Affiliate in a complete or partial withdrawal from a Multiemployer Plan, or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under
Section 4041A of ERISA where any such event results in liability which constitutes a Material Adverse Effect; (vii) the imposition on the Company or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 502(c), (i) or (1) or 4071 of ERISA where liability for such charges constitutes a Material Adverse Effect; (viii) the assertion of a claim (other than routine claims for benefits) against any Employee
Benefit Plan or the assets thereof, or against the Company or any ERISA Affiliate in connection with any such plan where liability for such claim would constitute a Material Adverse Effect; (ix) the existence, as of any valuation date for a Pension Plan, of an excess of the present value (determined on the basis of reasonable assumptions used by the independent actuary for such Pension
Plan) of the accrued benefits (whether or not vested) of the participants and beneficiaries of such Pension Plan over the fair market value of the assets of such Pension Plan, if such excess, when added to the excesses calculated in the same manner for each of the other Pension Plans as of the most recently preceding valuation date for each such other Pension Plan is material to the Company and its Subsidiaries, taken as a whole; or (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of a Pension Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code.

          Event of Default - As defined in Section 8.1.

          Exchange Act - The Securities Exchange Act of
1934, as amended, and as it may be further amended from time to time.

          Facilities - Any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, or heretofore, owned, leased, operated or used (under permit or otherwise) by the Company or any of its Subsidiaries or any of their respective predecessors.

          Fixed Charges - For any period, the sum of (i) interest expense (including the interest component of Rentals under Capitalized Leases) net of interest income, amortization of debt discount and expense on Indebtedness (including commissions, discounts and other fees or charges in respect of letters of credit and bankers' acceptances, and net costs under interest rate agreements) of the Company and its Subsidiaries during such period and (ii) Operating Rentals.

          Guaranties - All obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of a Person guaranteeing or, in effect, guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds
(x) for the purchase or payment of such Indebtedness or obligation,
(y) to maintain working capital or other balance sheet condition or
(z) otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation against loss in respect thereof, or (iv) otherwise to assure the owner of the Indebtedness or obligation against loss in respect thereof. For the purposes of all computations made under this Agreement, Guaranties in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and Guaranties in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

          Guaranty - The Guaranty Agreement, dated the
Closing Date, of each Material Subsidiary in the form attached as Exhibit E.

          Hazardous Materials - (i) Any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "ex-

tremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any applicable Environmental Laws; (ii) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants that (a) pose a hazard to any property of Company or any of its Subsidiaries or to Persons on or about such property or (b) cause such property to be in violation of any Environmental Laws; (iii) friable asbestos, urea formaldehyde foam insulation, electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

          Indebtedness - (i) All obligations, including
Capitalized Leases, obligations incurred in connection with the acquisition of assets or property or nonrecourse obligations, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date at which Indebtedness is to be determined, and (ii) all Guaranties of obligations of other Persons of the character referred to in clause (i).

          Institutional Holder - Any bank, trust company, insurance company, pension fund, mutual fund or other similar financial institution, including, without limiting the foregoing, any "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, which is or becomes a holder of any Note.

          Lien - Any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to file any financing statement under the Uniform Commercial Code of any jurisdiction in connection with any of the foregoing.

          Make-Whole Amount - As of any Determination
Date, to the extent that the Reinvestment Yield on such Determination Date is lower than the interest rate payable on or in respect of the Series A Notes or Series B Notes, as the case may be, the excess of (a) the present value of the principal and interest payments to be foregone by any prepayment (exclusive of accrued interest on such Notes through the date of prepayment) on such Notes to be prepaid (taking into account the manner of application of such prepayment required by Section 2.2(c)), determined by discounting (semi-annually on the basis of a 360-day year com-

posed of twelve 30-day months), such payments at a rate that is equal to the Reinvestment Yield over (b) the aggregate principal amount of such Notes then to be paid or prepaid. To the extent that the Reinvestment Yield on any Determination Date is equal to or higher than the interest rate payable on or in respect of such Notes, the Make-Whole Amount is zero.

          Material Adverse Effect - (i) A material adverse effect on the business, properties, assets, results of operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (ii) the impairment of the ability of the Company or any Material Subsidiary to perform its obligations under this Agreement, the Notes or the Guaranty, or (iii) the impairment of the ability of the holders of the Notes to enforce such obligations.

          Material Subsidiary - Any Subsidiary the consolidated revenues or total assets of which accounted for more than 5% of the consolidated revenues or Consolidated Total
Assets, respectively, of the Company and its Subsidiaries as of the end of the Company's most recently completed fiscal year.

          Multiemployer Plan - A "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is, or ever has, contributed or to which the Company or any ERISA Affiliate has, or ever has had, an obligation to contribute.

          Notes - As defined in Section 1.1.

          Operating Rentals - For any period, the aggregate
Rentals payable by the Company and its Subsidiaries during such period under all leases other than Capitalized Leases.

          PBGC - The Pension Benefit Guaranty Corporation or any successor thereto.

          Pension Plan - Any Employee Benefit Plan that is subject to the provisions of Title IV of ERISA and that is maintained for employees of the Company or any of its ERISA
Affiliates.

          Person - Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          Purchaser - As defined in Section 1.1.

          Reinvestment Yield - The sum of (i) 0.50% plus (ii) the yield as set forth on page "USD" of the Bloomberg Financial Markets Service (or other on-the-run service acceptable to the holders of not less than a majority in principal amount of the outstanding Notes) at 10:00 A.M. (Chicago time) on the Determination Date for actively traded U.S. Treasury securities having a maturity equal to the Weighted Average Life to Maturity of the Notes then being prepaid or paid as of the date of prepayment or payment, rounded to the nearest month, or if such yields shall not be reported as of such time or the yields reported as of such time are not ascertainable in accordance with the preceding clause, then the arithmetic mean of the yields published in the statistical release designated H.15(519) of the Board of Governors of the Federal Reserve System under the caption "U.S.
Government Securities--Treasury Constant Maturities" (the
"statistical release") for the maturity corresponding to the remaining Weighted Average Life to Maturity of the Notes then being prepaid or paid as of the date of such prepayment or payment rounded to the nearest month. For purposes of calculating the Reinvestment Yield, the most recent weekly statistical release published prior to the applicable Determination Date shall be used.
If no maturity exactly corresponding to such rounded Weighted
Average Life to Maturity shall appear therein, yields for the two most closely corresponding published maturities (one of which occurs prior and the other subsequent to the Weighted Average
Life to Maturity) shall be calculated pursuant to the foregoing sentence and the Reinvestment Yield shall be interpolated from such yields on a straight-line basis (rounding in each of such relevant periods, to the nearest month).

          Release - Any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

          Rentals - As of the date of any determination thereof, all fixed payments (including all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, assessments, amortization and similar charges. Fixed rents under any so-called "percentage leases" shall be computed on the basis of the minimum rents, if any, required to be paid by the lessee, regardless of sales volume or gross revenues.

          Securities Act - The Securities Act of 1933, as amended, and as it may be further amended from time to time.

          Subsidiary - Any corporation of which shares of Voting Stock representing more than 50% of the combined voting power of each outstanding class of Voting Stock are owned or controlled by the Company.

          Voting Stock - Capital stock of any class of a corporation having power to vote for the election of members of the board of directors of such corporation, or persons performing similar functions.

          Weighted Average Life to Maturity - As applied to any payment or prepayment of principal of the Notes, at any date, the number of years obtained by dividing (a) the principal amount of the Notes to be paid or prepaid into (b) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity, or other required payment, including payment at final maturity, forgone by virtue of such payment or prepayment, by (ii) the number of years
(calculated to the nearest 1/12th) which would have elapsed be-

tween such date and the making of such required payment.

          Wholly-Owned - When applied to a Subsidiary, any Subsidiary 100% of the Voting Stock of which is owned by the Company and/or its Wholly-Owned Subsidiaries.

          Terms which are defined in other Sections of this Agreement shall have the meanings specified therein.

          5.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with (and references elsewhere in this Agreement to generally accepted accounting principles shall mean) United States generally accepted accounting principles utilized in the preparation of the Company's audited consolidated financial statements for the year ended December 31, 1991, except where such principles are inconsistent with the requirements of this Agreement and except that financial statements to be delivered pursuant to Sections 6.6(a) or (b) shall be prepared, and the books to be kept pursuant to Section 6.5 shall be kept, in accordance with United States generally accepted accounting principles then in effect.

          5.3  Valuation Principles.  Except where
indicated expressly to the contrary by the use of terms such as "fair value," "fair market value" or "market value," each asset, each liability and each capital item of any Person, and any quantity derivable by a computation involving any of such assets, liabilities or capital items, shall be taken at the net book value thereof for all purposes of this Agreement. "Net book value" with respect to any asset, liability or capital item of any Person shall mean the amount at which the same is recorded or, in accordance with generally accepted accounting principles, should have been recorded in the books of account of such Person, as reduced by any reserves which have been or, in accordance with generally accepted accounting principles, should have been set aside with respect thereto, but in every case (whether or not permitted in accordance with generally accepted accounting principles) without giving effect to any write-up, write-down or write-off (other than any write-down or write-off the entire amount of which was charged to Consolidated Net
Income or to a reserve which was a charge to Consolidated Net
Income) relating thereto which was made after the date of this Agreement.

          5.4  Direct or Indirect Actions.  Where any
provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

6.      AFFIRMATIVE COVENANTS

Pending the Closing Date, the Company agrees to comply with the provisions of Section 6.6(a) and (c). The Company agrees that, for so long as any amount remains unpaid on any Note:

          6.1   Corporate Existence.  The Company will
maintain and preserve, and will cause each Subsidiary to maintain and preserve, its corporate existence and right to carry on its busi-

ness and use, and cause each Subsidiary to use, its best efforts to maintain, preserve renew and extend all of its rights, powers, privileges and franchises necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by Section 7.7 or the termination of the corporate existence of any Subsidiary if, in the opinion of the Board of Directors of the Company, such termination is in the best interests of the Company, is not otherwise prohibited by this Agreement and does not, individually or in the aggregate, result in a Material Adverse Effect.

          6.2  Insurance.  The Company will, and will
cause each Subsidiary to, maintain insurance coverage with financially sound and reputable insurers in such forms and amounts, with such deductibles and against such risks as are required by law or sound business practice and are customary for corporations engaged in the same or similar businesses and owning and operating similar properties as the Company and its Subsidiaries.

          6 . 3     Taxes, Claims for Labor and Materials.  The
Company will pay and discharge when due, and will cause each Subsidiary to pay and discharge when due, all taxes, assessments and governmental charges or levies imposed upon it or its property or assets, or upon properties leased by it (but only to the extent required to do so by the applicable lease), other than taxes which individually and in the aggregate are not material in amount or the non-payment of which would not have a Material Adverse Effect, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim, the payment of which is being contested in good faith and by proper proceedings that will stay the forfeiture or sale of any property and with respect to which adequate reserves are maintained in accordance with generally accepted accounting principles.

          6.4  Maintenance of Properties.  The Company
will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties (whether owned in fee or a leasehold interest) in good repair and working order, ordinary wear and tear excepted, and from time to time will make all nec-

essary repairs, replacements, renewals and additions.

          6.5 Maintenance of Records. The Company will keep, and will cause each Subsidiary to keep, at all times proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in ac-cordance with generally accepted accounting principles consis-

tently applied throughout the period involved (except for such changes as are disclosed in such financial statements or in the notes thereto and concurred in by the independent certified public accountants), and the Company will, and will cause each Subsidiary to, provide reasonable protection against loss or damage to such books of record and account.

          6.6  Financial Information and Reports.  The
Company will furnish to the Securities Valuation Office of the National Association of Insurance Commissioners, 195 Broadway,
New York, New York 10007, a copy of the financial statements referred to in Section 6.6(b) as soon as they are available. The Company will furnish to you and to any other Institutional Holder (in duplicate if you or such other holder so request) the following:

          (a) As soon as available and in any event within 60 days after the end of each of the first three quarterly accounting periods of each fiscal year of the Company, a consolidated condensed balance sheet of the Company and its Subsidiaries as of the end of such period and consolidated condensed statements of earnings and cash flows of the Company and its Subsidiaries for the periods beginning on the first day of such fiscal year and the first day of such quarterly accounting period and ending on the date of such balance sheet, setting forth in comparative form (x) the corresponding consolidated condensed statements of earnings for the corresponding periods of the preceding fiscal year, (y) the corresponding consolidated condensed statements of cash flow for the corresponding year to date period of the preceding fiscal year and (z) a consolidated condensed balance sheet as of the end of the preceding fiscal year, all in reasonable detail prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for changes disclosed in such financial statements or in the notes thereto and concurred in by the Company's independent certified public accountants) and certified by the chief financial officer or chief accounting officer of the Company (i) outlining the basis of presentation, and (ii) stating that the information presented in such statements presents fairly the financial condition of the Company and its Subsidiaries and the results of operations for the period, subject to customary year-end audit adjustments;

          (b) As soon as available and in any event within 90 days after the last day of each fiscal year, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, stockholders' equity, cash flows and consolidating statements of earnings for such fiscal year, in each case setting forth in comparative form figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for changes disclosed in such financial statements or in the notes thereto and concurred in by independent certified public accountants) and accompanied by a report unqualified as to scope of audit and unqualified as to going concern as to the consolidated balance sheet and the related consolidated statements of earnings, stockholders' equity and cash flows of Arthur Andersen & Co. or any other firm of independent public accountants of recognized national standing selected by the Company to the effect that such financial statements have been prepared in conformity with generally accepted accounting prin-ciples and present fairly, in all material respects, the financial condition of the Company and its Subsidiaries and that the examination of such financial statements by such accounting firm has been made in accordance with generally accepted auditing standards;

          (c)  Together with the financial statements
delivered pursuant to paragraphs (a) and (b) of this Section 6.6, (i) a management's discussion and analysis of the financial condition and results of operations for the periods reported upon by such fi-nancial statements, which discussion and analysis shall satisfy the requirements of Item 303 of Securities and Exchange Commission Regulation S-K, (ii) a detailed reconciliation of such financial statements to financial statements prepared in accordance with the generally accepted accounting principles utilized in connection with the preparation of the Company's audited consolidated financial statements for the year ended December 31, 1991, and
(iii) a certificate of the chief financial officer or chief accounting officer, (x) to the effect that such officer has re-examined the terms and provisions of this Agreement and that at the date of such certificate, during the periods covered by such financial reports and as of the end of such periods, the Company is not, or was not, in default in the fulfillment of any of the terms, covenants, provisions and conditions of this Agreement and that no Default or Event of Default is occurring or has occurred as of the date of such cer-tificate, during such periods and as of the end of such periods, or if the signer is aware of any Default or Event of Default, such officer shall disclose in such statement the nature thereof, its period of existence and what action, if any, the Company has taken or proposes to take with respect thereto, and (y) stating whether the Company is in compliance with Sections 7.1 through 7.11 and setting forth, in sufficient detail, the information and computations required to establish whether or not the Company was in compliance with the requirements of Sections 7.1 through 7.9 during the periods covered by the financial reports then being furnished and as of the end of such periods;

          (d) Together with the financial reports delivered pursuant to paragraph (b) of this Section 6.6, a letter of the independent certified public accountants stating (i) that in making the examination necessary for expressing an opinion on such finan-cial statements, nothing came to their attention that caused them to believe that there is in existence or has occurred any Default or Event of Default hereunder (the occurrence of which is ascertainable by accountants in the course of normal audit procedures) or, if such accountants shall have obtained knowledge of any such Default or Event of Default, describing the nature thereof and the length of time it has existed and (ii) that they have reviewed the reconciliation referred to in clause (ii) of the foregoing paragraph (c) of this Section 6.6 and nothing has come to their attention that caused them to believe that such reconciliation does not accurately reconcile the financial statements delivered pursuant to paragraph (b) of this Section 6.1 to financial statements prepared in accordance with the generally accepted accounting principles utilized in connection with the preparation of the Company's audited consolidated financial statements for the year ended December 31, 1991;

          (e)  Promptly after the Company obtains
knowledge thereof, notice of any litigation or any governmental proceeding pending against the Company or any Subsidiary in which liability might reasonably be expected to exceed $5,000,000 or which might reasonably be expected to otherwise have a Material Adverse Effect;

          (f)  As soon as available, copies of each
financial statement, notice, report and proxy statement which the Company shall furnish to its stockholders; copies of each registration statement and periodic report which the Company may file with the Securities and Exchange Commission, and any other similar or successor agency of the Federal government administering the Securities Act, the Exchange Act or the Trust Indenture Act of 1939, as amended; without duplication, copies of each report (other than reports relating solely to the issuance of, or transactions by others involving, its securities) relating to the Company or its securities which the Company may file with any securities exchange on which any of the Company's securities may be registered; copies of any orders in any material proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries; and, except at such times as the Company is a reporting company under Section 13 or 15(d) of the Exchange Act or has complied with the requirements for the exemption from registration under the Exchange Act set forth in Rule 12g-3-2(b), such financial or other information as any holder of the Notes or prospective purchaser of the Notes may reasonably determine is required to permit such holder to comply with the requirements of Rule 144A under the Securities Act in connection with the resale by it of the Notes;

          (g) As soon as available, a copy of each other report submitted to the Company or any Subsidiary by independent accountants retained by the Company or any Subsidiary in connection with any interim or special audit made by them of the books of the Company or any Subsidiary;

          (h)  Promptly following any change in the
composition of the Company's Subsidiaries from that set forth in Annex I, as theretofore updated pursuant to this paragraph, an updated list setting forth the information specified in Annex I;

          (i) As soon as available, a copy of each final management letter submitted to the Company or any Subsidiary by independent accountants; and

          (j) Such additional information as you or such other Institutional Holder of the Notes may reasonably request concerning the Company and its Subsidiaries.

          6.7  Inspection of Properties and Records.  The
Company will allow, and will cause each Subsidiary to allow, any representative of you or any other Institutional Holder, so long as you or such other Institutional Holder holds any Note, to visit and inspect any of its properties, to examine its books of record and account and to discuss its affairs, finances and accounts with its officers and its public accountants (and by this provision the Company authorizes such accountants to discuss with you or such Institutional Holder its affairs, finances and accounts), all at such reasonable times and as often as you or such Institutional Holder may reasonably request and, if at the time thereof any Default or Event of Default has occurred and is continuing, at the Company's expense.

          6.8  ERISA.   (a) All assumptions and methods
used to determine the actuarial valuation of employee benefits, both vested and unvested, under each Employee Benefit Plan of the Company or any ERISA Affiliate, and each such Employee Benefit Plan, whether now existing or adopted after the date hereof, will comply in all material respects with ERISA.

          (b) The Company will not, and will not permit any ERISA Affiliate or any Employee Benefit Plan to, at any time take or permit to be taken any action which will, or is reasonably likely to, result in the occurrence of an ERISA Event which ERISA Event, individually or together with any other ERISA Events which have occurred, would have a Material Adverse Effect.

          (c) Promptly upon the occurrence thereof, the Company will give you and each other Institutional Holder notice of the occurrence of an ERISA Event.

          6.9   Compliance with Laws.   (a) The Company
will comply, and will cause each Subsidiary to comply, with all laws, rules and regulations, including Environmental Laws, relating to its or their respective businesses, other than laws, rules and regulations the failure to comply with which or the sanctions and penalties resulting therefrom, individually or in the aggregate, would not have a Material Adverse Effect; provided, however, that the Company and its Subsidiaries shall not be required to comply with laws, rules and regulations the validity or applicability of which are being contested in good faith and by appropriate proceedings and as to which the Company has established adequate reserves on its books.

          (b) Promptly upon the occurrence thereof, the Company will give you and each other Institutional Holder notice of the institution of any proceedings against, or the receipt of notice of any Environmental Claim which if determined adversely to the Company might reasonably be expected to have a Material Adverse Effect.

          6.10 Acquisition of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, will repurchase or offer to repurchase any Notes unless the offer is made to repurchase Notes pro rata from all holders at the same time and on the same terms. The Company will forthwith cancel any Notes in any manner or at any time acquired by the Company or any Subsidiary or Affiliate and such Notes shall not be deemed to be outstanding for any of the purposes of this Agreement or the Notes.

          6.11 Private Placement Number. The Company consents to the filing of copies of this Agreement with Standard & Poor's Corporation to obtain a private placement number and with the National Association of Insurance Commissioners.

7.      NEGATIVE COVENANTS

          The Company agrees that, for so long as any amount remains unpaid on any Note:

          7.1 Net Worth. The Company will not permit at any time its Consolidated Net Worth to be less than $255,000,000 plus the cumulative sum of 50% of its Consolidated Net Income
(without reduction for any losses) for each of its fiscal years ending after December 31, 1991.

          7.2 Fixed Charge Ratio. The Company will not at any time permit the ratio of Consolidated Income Available for Fixed Charges to Fixed Charges for the most recently completed four fiscal quarters to be less than the ratio set forth below:




For Fiscal Quarters Ending
        During the Period

                    Ratio


                   Closing Date  Through December 31, 1993
1.50 to 1.00


                    January 1, 1994 through December 31, 1994
1.25 to 1.00


                    January 1, 19     95 and Thereafter
1.10 to 1.00


                              7.3  Debt Ratio.  The Company will not permit at
any time the ratio of Consolidated Debt to Consolidated Total
Capitalization (calculated as of the end of each fiscal quarter) to be
more than .60          to 1.00

                             7.4  Subsidiary Debt.  The Company will not
permit any Subsidiary to create, assume or incur any Debt, other than Debt to the Company or a Wholly-Owned Subsidiary, unless, after giving effect thereto and to the application of the proceeds thereof, the sum of (i) Debt of the Company and its Subsidiaries secured by Liens incurred pursuant to Section 7.5(g) and, without duplication, (ii) any other Debt of Subsidiaries incurred subsequent to the Closing Date does not exceed 15% of Consolidated Net
Worth.

                              7.5  Liens.  The Company will not, and will not
permit any Subsidiary to, create, assume, or incur, or permit to exist, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, unless the Notes are equally and r atably secured, except:

                              (a)  Liens existing on property of the Company
or any Subsidiary as of the date of this Agreement that are
described in     attached Annex II;

                              (b)  Liens for taxes, assessments or
governmental charges not then due and delinquent or the validity of which is being contested in good faith and as to which the Company has established adequate reserves on its books;

                              (c)  Liens arising in connection with court
proceedings, provided the execution of such Lien's is effectively stayed and such Liens are being contested in good faith and as to which the Company has established adequate reserves on its books;

                              (d)  Protective filings under the Uniform
Commercial Code in connection with true leases, defects in title and Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, including encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property, landlord's and lessor's liens in the ordinary course of business, which in the aggregate do not materially interfere with the conduct of the business of the Company and its Subsidiaries taken as a whole or materially impair the value of the property subject thereto
for the purpo   se of such business;

                              (e)  Liens securing Indebtedness of a Wholly-
Owned Subsidiary to the Company or another Wholly-Owned
Subsidiary or of the Company to a Wholly-Owned Subsidiary;

                              (f)  Liens (i) existing on property at the time of
its acquisition by the Company or a Subsidiary and not created in contemplation thereof, whether or not the Indebtedness secured by such Lien is assumed by the Company or such Subsidiary or (ii) on property created substantially contemporaneously with the date of acquisition or within 120 days of the acquisition or completion of construction thereof to secure or provide for all or a portion of the purchase price or cost of construction of such property or (iii) existing on property of a corporation at the time such corporation is merged into or consolidated with or is acquired by, or substantially all of its assets are acquired by, the Company or a Subsidiary and not created in contemplation thereof; provided that such Liens do not extend to other property of the Company or any Subsidiary and that the aggregate principal amount of Indebtedness secured by each such Lien does not exceed 100% of the lesser of the cost or fair market value of the property subject thereto;

                              (g)  Liens not otherwise permitted by paragraphs
(a) through (f) above incurred subsequent to the Closing Date to secure Debt, provided that, the sum of (x) Debt of the Company and its Subsidiaries secured by Liens incurred pursuant to this paragraph (g) and without duplication, (y) other Debt of Subsidiaries incurred subsequent to the Closing Date does not exceed 15% of Consolidated Net Worth; and

                              (h)  Liens resulting from extensions, renewals,
refinancings and refundings of Indebtedness secured by Liens permitted by paragraph (a) above, provided there is no increase in the principal amount of Indebtedness secured thereby at the time of renewal, and any new Lien attaches only to the same property theretofore subject to such earlier Lien.

                              In the event any property of the Company or any
Subsidiary is subjected to a Lien securing Indebtedness which Lien is not otherwise permitted by this Section 7.5, the Company will make or cause to be made provision whereby the Notes will be secured, to the full extent permitted under applicable law, equally and ratably with all other Indebtedness secured by such Lien, and in any case the Notes shall have the benefit, to the full extent that the holders may be entitled thereto under applicable law, of an equitable Lien on such property equally and ratably securing the Notes and such other Indebtedness. Compliance with the provisions of this paragraph shall not be deemed to constitute a waiver of, or consent to, any violation of the provisions of this
                    Section 7.5.

          7.6  Restricted Payments.  The Company will
not, except a  s hereinafter provided:

                              (a)  declare or pay any dividends, either in cash
or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company);

                              (b)  directly or indirectly, or through any
Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds from the substantially concurrent issuance or sale of other shares of capital stock of the Company
subsequent to   the Closing Date); or

                              (c)  make any other payment or distribution,
either directly or indirectly or through any Subsidiary, in respect of its capital stock;

           if, after giving effect thereto a Default or an Event of Default would exist.

                              7.7  Merger or Consolidation.  The Company
will not, and will not permit any Subsidiary to, merge or consolidate with, or sell all or substantially all of its assets to, any Person, except that:

                              (a)  The Company may consolidate with or
merge into, or sell all or substantially all of its assets to, any Person or permit any Person to merge into it, provided that immediately after giving effect thereto,

                                   (i)  Subject to the provisions of Section
          2.2(b), the Company is the successor corporation or, if the Company is not the successor corporation, the successor corporation is a solvent corporation organized under the laws of a state of the United
          States of America or the District of Columbia and shall expressly assume in writing the Company's obligations under the Notes and this Agreement, the Guaranty of the Material Subsidiaries shall continue in full force and effect, and the holders of the Notes shall receive a favorable opinion of counsel reasonably acceptable to them as to the validity and enforceability of such assumption and the Guaranty;
          and

                                (ii) There shall exist no Default or Event
          of Defaul    t; and

                           (b)  Any Subsidiary may (i) merge into the
Company or another Wholly-Owned Subsidiary or (ii) sell, transfer or lease all or any part of its assets to the Company or to another Wholly-Owned Subsidiary or (iii) merge into any Person which, as a result of such merger, becomes a Wholly-Owned Subsidiary, or
(iv) merge with any Person in a transaction in which such Subsidiary is the surviving corporation provided the percentage of Voting Stock of such Subsidiary owned by the Company and its Subsidiaries is not reduced as a result of such transaction; provided in each such instance that immediately after giving effect thereto there shall exist no Default or Event of Default.

                              7.8  Sale of Assets.  The Company will not, and
will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of (collectively a "Disposition") any assets (including capital stock of Subsidiaries), in one or a series of transactions
(other than in the ordinary course of business or as permitted by Section 7.7) to any Person, other than the Company or a Wholly-
Owned Subsidiary, if for the 12 month period ending on and including the date of such Disposition, after giving effect to such Disposition, the aggregate net proceeds from all Dispositions during such twelve month period would exceed 15% of Consolidated Total Assets as of the beginning of such twelve month period unless either (i) after giving effect thereto and to the contemporaneous repayment of any Consolidated Debt, the resulting ratio of Consolidated Income Available for Fixed Charges to Fixed Charges for each fiscal quarter ending during such twelve month period would be not less than 1.50 to 1.00 or (ii) the Company offers to prepay the Notes then outstanding as hereinafter provided. In the event the Company offers to prepay the Notes as herein provided the Company shall immediately give written notice to each holder of a Note of such offer, accompanied by a certificate of an authorized officer of the Company setting forth the calculations described in clause (i) of the preceding sentence. Such notice shall contain the written, irrevocable offer of the Company to prepay, on a date specified in such notice which shall be not less than 30 or more than 45 calendar days after the date of such Disposition, the entire principal amount of the Notes held by each holder at a price equal to 100% of the outstanding principal thereof, plus interest accrued thereon to the date of prepayment, plus the Make-Whole Amount, and shall state that notice of acceptance of the Company's offer to prepay under this Section 7.8 must be delivered to the Company not later than 10 calendar days prior to the date fixed for prepayment. Upon receipt by the Company of such notice from any holder, but subject to the following sentence, the aggregate principal amount and accrued interest and Make-Whole Amount of Notes held by such holder shall become due and payable on the day specified in the Company's notice. Not earlier than 7 calendar days prior to the date fixed for prepayment, the Company shall give written notice to each holder of those holders, and the principal amount of Notes held by each, who have given notices of acceptance of the Company's offer, and thereafter any holder may revoke its acceptance of the Company's offer, or accept such offer, by written notice to such effect delivered to the Company not less than 3 calendar days prior to the date fixed for prepayment.

                              7.9  Disposition of Stock of Subsidiaries.  The
Company will not, and will not permit any Subsidiary to, issue, sell or transfer the capital stock of a Subsidiary to any Person other than the Company or another Wholly-Owned Subsidiary if such issuance, sale or transfer would cause it to cease to be a Subsidiary, unless (i) such sale would not be prohibited under Section 7.8 and
(ii) such Subsidiary does not own any shares of capital stock or Indebtedness of the Company or another Subsidiary which Subsidiary is not being disposed of as a part of such transaction.

                             7.10 Transactions with Affiliates.  The Company
will not, and will not permit any Subsidiary to, enter into any transaction or transactions (including the furnishing of goods or services) calling for payments or any other transfer of value in excess of $100,000, individually or in the aggregate in any fiscal year, with an Affiliate except in the ordinary course of business as presently conducted and on terms and conditions no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

                             7.11      Guaranties.  The Company will not, and
will not permit any Subsidiary to become or be liable in respect to any Guaranty of Indebtedness for borrowed money except Guaranties which are limited in amount to a stated maximum principal amount of dollar exposure.

                             7.12 Nature of Business.  The Company will not,
and will not permit any Subsidiary to, engage in any new business if, as a result thereof, the general nature of the business then to be engaged in by the Company and its Subsidiaries, taken as a whole, would be substantially changed from the general nature of the businesses engaged in by the Company and its Subsidiaries described in the Private Placement Memorandum dated July 1992.

                             7.13 Restrictions on Dividends.  The Company
will not, and it will not permit any Subsidiary to, enter into or become bound by any agreement or instrument or any charter or other corporate restriction which in any way prohibits or restricts any Subsidiary's ability to pay dividends or make advances to the Company or to perform under the Guaranty.

8.      EVENTS OF DEFAULT AND REMEDIES
THEREFOR

                                  8.1  Nature of Events.  An "Event of Default"
shall exist if any one or more of the following occurs:

                             (a)  Any default in the payment of interest when
due on any of the Notes and continuance of such default for a period of five days;

                              (b)  Any default in the payment of the principal
of any of the Notes or the Make-Whole Amount thereon, if any, at maturity, upon acceleration of maturity or at any date fixed for prepayment;

                              (c)  Any default (i) in the payment of the
principal of or interest on any other Indebtedness of the Company and its Subsidiaries aggregating in excess of $10,000,000 as and when due and payable (whether by lapse of time, declaration, call for redemption or otherwise) and the continuation of such default beyond the period of grace, if any, allowed with respect thereto, or
(ii) (other than a payment default) under any mortgages,
agreements or other instruments of the Company and its
Subsidiaries under or pursuant to which such Indebtedness aggre-
gating in excess of $10,000,000, is issued resulting in the ac-
celeration of     such Indebtedness;

                              (d)  Any default in the observance of any
covenant or agreement contained in Sections 7.1 through 7.3,
Sections 7.6   or 7.7 or Section 8.7;

                              (e)  Any default in the observance or
performance of any other covenant or provision of this Agreement which is not remedied within 30 days following the earlier to occur of (i) the day on which an officer of the Company first obtains knowledge of such default or (ii) the day on which written notice thereof is given to the Company by any holder of a Note;

                              (f)  Any representation or warranty made by the
Company in this Agreement or by any Material Subsidiary in the Guaranty, or made by the Company in any written statement or certificate furnished by the Company in connection with the issuance and sale of the Notes or furnished by the company pursuant to this Agreement, proves incorrect in any material respect as of the date of the issuance or making thereof;

                              (g)  Any judgment, writ or warrant of attachment
or any similar process in an aggregate amount in excess of $5,000,000 shall be entered or filed against the Company or any Subsidiary or against any property or assets of either and remain unpaid, unvacated, unbonded or unstayed (through appeal or otherwise) for a period of 60 days after the Company or any Subsidiary re ceives notice thereof;

                              (h)  This Agreement, the Notes or the Guaranty
at any time for any reason cease to be in full force and effect as a result of acts taken by the Company or any Material Subsidiary or shall be declared to be null and void in whole or in part by a court or other governmental or regulatory authority having jurisdiction, or the validity or enforceability thereof shall be contested by the Company or any Material Subsidiary, or the Company or any Material Subsidiary shall renounce any of the same or deny that it has any or further liability thereunder; or

                              (i)  The Company or any Material Subsidiary
          shall

                                   (i)  generally not pay its debts as they
          become due or admit in writing its inability to pay its debts generally as they become due;

                                (ii) file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Federal Bankruptcy Code, or any similar applicable bankruptcy or insolvency law, as now or in the future amended (herein collectively called
          "Bankruptcy Laws"); file an answer or other pleading admitting or failing to deny the material allegations of such a petition; fail to file, within the time allowed for such purpose, an answer or other pleading denying or otherwise controverting the material allegations of such a petition; or file an answer or other pleading seeking, consenting to or acquiescing in relief provided for under the Bankruptcy Laws;

                                (iii)     make an assignment of all or a
          substantial part of its property for the benefit of its creditors;

                               (iv) seek or consent to or acquiesce in the appointment of a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property;

                                (v)  be finally adjudicated a bankrupt or
          insolvent;

                                (vi) be subject to the entry of a court
          order, which shall not be vacated, set aside or stayed within 60 days from the date of entry, (A) appointing a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property, or (B) for relief pursuant to an involuntary case brought under, or effecting an arrangement in, bankruptcy or (C) for a reorganization pursuant to the Bankruptcy Laws or (D) for any other judicial modification or alteration of the rights of creditors;
          or

                                (vii)     be subject to the assumption of
          custody or sequestration by a court of competent jurisdiction of all or a substantial part of its property, which custody or sequestration shall not be suspended or terminated within 60 days from its inception.

                          8.2  Remedies on Default.  When any Event of
Default described in paragraphs (a) through (h) of Section 8.1 has occurred and is continuing, the holders of at least 25% in aggregate principal amount of the Notes then outstanding may, by notice to the Company, declare the entire principal, together with the Make-Whole Amount (to the extent permitted by law), and all interest accrued on all Notes to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived. Notwithstanding the foregoing, when (i) any Event of
Default described in paragraphs (a) or (b) of Section 8.1 has occurred and is continuing, any holder may by notice to the
Company declare the entire principal, together with the Make-
Whole Amount (to the extent permitted by law), and all interest accrued on the Notes then held by such holder to be, and such
Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived and (ii) where any Event of Default described in paragraph (i) of Section 8.1 has occurred, then the entire principal, together with the Make-Whole Amount (to the extent permitted by law) and all interest accrued on all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes or any of them becoming due and payable as  aforesaid, the Company will
forthwith pay to the holders of     such Notes the entire
principal of and interest accrued on such Notes, plus the Make-
Whole Amount which shall be calculated on the Determination
Date.

                     8.3 Annulment of Acceleration of Notes. The provisions of Section 8.2 are subject to the condition that if the principal of and accrued interest on the Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (i), inclusive, of Section 8.1, the holder or holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such decla-ration and the consequences thereof, provided that (i) at the time such declaration is annulled and rescinded no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement, (ii) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 8.2) shall have been duly paid and (iii) each and every Default or Event of Default shall have been cured or waived; and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

                              8.4  Other Remedies.  If any Event of Default
shall be continuing, any holder of Notes may enforce its rights by suit in equity, by action at law, or by any other appropriate pro-ceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or in aid of the exercise of any power granted in this Agreement, and may enforce the payment of any Note held by such holder and any of its other legal or equitable rights.

                             8.5  Conduct No Waiver; Collection Expenses.
No course of dealing on the part of any holder of Notes, nor any delay or failure on the part of any holder of Notes to exercise any of its rights, shall operate as a waiver of such rights or otherwise prejudice such holder's rights, powers and remedies. If the Company fails to pay, when due, the principal of, or the interest on, any Note, or fails to comply with any other provision of this Agreement, the Company will pay to each holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including but not limited to reasonable attorneys' fees, incurred by such holders of the Notes in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

                              8.6  Remedies Cumulative.  No right or remedy
conferred upon or reserved to any holder of Notes under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given under this Agreement or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to any holder of Notes may be exercised from time to time and as often as may be deemed expedient by such holder, as the case may be.

                              8.7  Notice of Default.  With respect to Defaults,
Events of Default or claimed defaults, the Company will give the following notices:

                                   (a)  The Company promptly, but in any
event within 5 days after the day on which an executive officer of the Company first obtains knowledge thereof, will furnish to each holder of a Note written notice of the occurrence of a Default or an
Event of Default.   Such notice shall specify the nature of such
default, the period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto.

                                (b)  If the holder of any Note or of any
other evidence of Indebtedness of the Company or any Subsidiary
(i) aggregating $5,000,000 or more or (ii) the default in connection with which, either alone or considered with existing defaults in connection with other Indebtedness, could give rise to an Event of Default pursuant to Section 8.1(c), gives any notice or takes any other action with respect to a claimed default, the Company will forthwith give written notice thereof to each holder of the then outstanding Notes, describing the notice or action and the nature of the claimed default.

 9.      AMENDMENTS; WAIVERS AND CONSENTS

                                  9.1  Matters Subject to Modification.
Any term, covenant, agreement or condition of this Agreement or the Guaranty may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holder or holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided, however, that, without the written consent of the holder or holders of all of the Notes then out-standing, no such waiver, modification, alteration or amendment shall be effective which will (i) change the time of payment
(including any required prepayment) of the principal of or the interest on any Note, (ii) reduce the principal amount thereof or the premium, if any, or change the rate of interest thereon, (iii) change any provision of any instrument affecting the preferences between holders of the Notes or between holders of the Notes and other creditors of the Company, or (iv) change any of the provisions of
Section 8.2, Section 8.3 or this Section 9.

                    For the purpose of determining whether holders of the requisite principal amount of Notes have made or concurred in any waiver, consent, approval, notice or other communication under this Agreement, Notes held in the name of, or owned beneficially by, the Company, any Subsidiary or any Affiliate thereof, shall not be deemed outstanding.

                              9.2  Solicitation of Holders of Notes.  The
Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes
(irrespective of the amount of Notes then owned by it) shall concurrently be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 9 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes.
The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to each holder of the then outstanding Notes.

                              9.3  Binding Effect.  Any such amendment or
waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right related thereto.

10.     FORM OF NOTES, REGISTRATION,
          TRANSFER, EXCHANGE AND
          REPLACEMENT

                              10.1 Form of Notes.  Each Series A Note and
Series B Note initially delivered under this Agreement will be in the form of one fully registered Note in the form attached as Exhibit A or Exhibit B, respectively. The Notes are issuable only in fully registered form and in denominations of at least $100,000
(or the remaining outstanding balance thereof, if less than $100,000).

                             10.2 Note Register.  The Company shall cause to
be kept at its principal office a register (the "Note Register") for the registration and transfer of the Notes. The names and addresses of the holders of Notes, the transfer thereof and the names and addresses of the transferees of the Notes shall be registered in the Note Register. The Company may deem and treat the person in whose name a Note is so registered as the holder and owner thereof for all purposes and shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer as provided in this Section 10.

                             10.3 Issuance of New Notes upon Exchange or
Transfer. Upon surrender for exchange or registration of transfer of any Note at the office of the Company designated for notices in accordance with Section 11.2, the Company shall execute and deliver, at its expense, one or more new Notes of any authorized denominations requested by the holder of the surrendered Note, each dated the date to which interest has been paid on the Notes so surrendered (or, if no interest has been paid, the date of such surrendered Note), but in the same aggregate unpaid principal amount as such surrendered Note, and registered in the name of such person or persons as shall be designated in writing by such holder. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or by his attorney duly authorized in writing. The Company may condition its issuance of any new Note in connection with a transfer by any Person on compliance with Section 3.2, by Institutional Holders on compliance with Section 2.5 and on the payment to the Company of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of such transfer.

                             10.4 Replacement of Notes.  Upon receipt of
evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or in the event of such mutilation upon surrender and cancellation of the Note, the Company, without charge to the holder thereof, will make and deliver a new Note, of like tenor in lieu of such lost, stolen, destroyed or mutilated Note. If any such lost, stolen or destroyed Note is owned by you or any other Institutional Holder, then the affidavit of an authorized officer of such owner setting forth the fact of such loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note, other than a written agreement of such owner (in form reasonably satisfactory to the Company) to indemnify the Company.

                  11.     MISCELLANEOUS

                                  11.1 Expenses.  Whether or not the purchase of
Notes herein contemplated shall be consummated, the Company agrees to pay directly all reasonable expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated by this Agreement, including, but not limited to, out-of-pocket expenses, filing lees of Standard & Poor's
Corporation in connection with obtaining a private placement number, charges and disbursements of special counsel, photocopying and printing costs and charges for shipping the Notes, adequately insured, to you at your home office or at such other address as you may designate, and all similar expenses
(including the fees and expenses of counsel) relating to any amendments, waivers or consents in connection with this Agreement or the Notes, including, but not limited to, any such amendments, waivers or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes.
The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other documentary taxes, if any, which may be payable, or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes (but not in connection with a transfer of any Notes), whether or not any Notes are then outstanding. The obligations of the Company under this Section
11.1 shall survive the retirement of the Notes.

                             11.2 Notices.  Except as otherwise expressly
provided herein, all communications provided for in this Agreement shall be in writing and delivered or sent by registered or certified mail, return receipt requested, or by overnight courier (i) if to you, to the address set forth below your name in Annex I, or to such other address as you may in writing designate, (ii) if to any other holder of the Notes, to such address as the holder may designate in writing to the Company, and (iii) if to the Company, to Danaher Corporation, 1250 24th Street, N.W., Suite 800,
Washington, D.C. 20037, Attention: Controller, or to such other address as the Company may in writing designate.

                             11.3 Reproduction of Documents.  This
Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by you at the closing of the purchase of the Notes (except the Notes themselves), and
(iii) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered or is otherwise incomplete.

                             11.4      Successors and Assigns.  This Agreement
will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

                             11.5      Law Governing.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Illinois.

                             11.6 Headings.  The headings of the sections and
subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                             11.7 Counterparts.  This Agreement may be
executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof per-

mitted by Section 11.3.

                             11.8 Reliance on and Survival of Provisions.  All
covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant to this Agreement, whether or not in connection with a closing, (i) shall be deemed to have been relied upon by you, notwithstanding any investigation heretofore or hereafter made by you or on your behalf and (ii) shall survive the delivery of this Agreement and the Notes.

                             11.9 Integration and Severability.  This
Agreement embodies the entire agreement and understanding between you and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Note, or application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and in any Note, and any other application thereof, shall not in any way be affected or impaired thereby.

                              IN WITNESS WHEREOF, the Company and the
Purchaser have caused this Agreement to be executed and delivered by their respective officer or officers thereunto duly authorized.

                 DANAHER CORPORATION
By:    /s/ C. S. Brannan
Title:  Vice President

PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

By:    /s/ Frederick A. Bell
Title:  Director - Securities Investment

By:    /s/ Warren Shank
Title:  Counsel

NIPPON LIFE INSURANCE COMPANY OF AMERICA, an
Iowa corporation by its attorney-in-fact, Principal Mutual Life
Insurance Company, an Iowa corporation

By:    /s/ Frederick A. Bell
Title:  Director - Securities Investment

By:    /s/ Warren Shank
Title:  Counsel

ALLSTATE LIFE INSURANCE COMPANY

By:    /s/ Patricia W. Wilson
By:    /s/ Gary W. Fridley

Authorized Signatories

NEW ENGLAND MUTUAL LIFE INSURANCE COMPANY
By: Boylston Capital Advisors, Inc, its asset manager and
investment advisor

By:    /s/ Kenneth J. Frey, Jr.
Title:  Vice President

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
By:    /s/ E.A. Marr
Its:  Assistance Vice President
 Private Placement Investments

By:    /s/ Mark Corben
Its:  Manager
Private Placement Investments


INTEGRITY LIFE INSURANCE

By:    /s/
Title:  President


NATIONAL INTEGRITY LIFE INSURANCE

By:    /s/
Title:  President

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:    /s/ M.G. Echtenkamp
Title:  Second Vice President

COMPANION LIFE INSURANCE COMPANY

By:    /s/ David S. Lee
Its:  Vice President

By:    /s/ Richard A.Witt
Its:  Second Vice President & Assistant
Treasurer

UNITED WORLD LIFE INSURANCE COMPANY
By:    /s/ M.S. Echtenkamp
Its:  Authorized Signer

AMERICAN REPUBLIC INSURANCE COMPANY

By:    /s/ M. E. Abbott
Its:  President and Chief Financial Officer

By:    /s/
Its:  Senior Vice President, Investment

CENTRAL LIFE ASSURANCE COMPANY

By:    /s/ Robert B. Lindstrom
Its :  Vice President - Private Placements

GENERAL AMERICAN LIFE INSURANCE COMPANY

By:    /s/ Leonard M. Rubenstein
Its:  Executive Vice President and Treasurer

PROVIDENT MUTUAL LIFE AND ANNUITY COMPANY OF
AMERICA

By:    /s/
Title:  Investment Officer

SECURITY MUTUAL LIFE INSURANCE COMPANY

By:    /s/ Kevin W. Hammond
Title:  Vice President - Investments

THE UNION CENTRAL LIFE INSURANCE COMPANY

By:    /s/ Joseph A. Tucker
Title:  Assistant Treasurer

By:
Title:

THE MANHATTAN LIFE INSURANCE COMPANY

By:    /s/ J.N. Kotsonis
Title:  Senior VP and CFO